EXHIBIT 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

Form S-8 Registration Statement (No. 333-194012) of Platform Specialty Products Corporation;

Form S-8 Registration Statement (No. 333-196698) of Platform Specialty Products Corporation; and

Form S-3 Registration Statement (No. 333-201817) of Platform Specialty Products Corporation;

of our report dated March 13, 2015, with respect to the consolidated balance sheets of Arysta LifeScience Limited as of December 31, 2013 and 2014 and the related consolidated statements of income, comprehensive income, changes in equity, cash flows and related notes for each of the two years in the period ended December 31, 2014, which report appears in this Current Report on Form 8-K/A of Platform Specialty Products Corporation dated April 29, 2015.

/s/ Ernst & Young ShinNihon LLC

Tokyo, Japan

April 28, 2015